EXHIBIT 10.05

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made as of this 16th day of January, 2003, between PARALLAX MEDICAL, INC., a California corporation having offices in Mountain View, California (“PMI”), and MEDTRONIC SOFAMOR DANEK, INC., an Indiana corporation having offices in Memphis, Tennessee (“MSD”).

BACKGROUND

A.	PMI and MSD entered into a Distribution Agreement on April 1, 2000 (the “Distribution Agreement”), as amended in writing on June 14, 2002 (the “Amendment”), under which PMI granted to MSD and its affiliates the exclusive rights to distribute and sell certain PMI products (the Distribution Agreement and the Amendment are referred to collectively in this Termination Agreement as the “Amended Distribution Agreement”).

B.	PMI and MSD entered into a Services Agreement on July 5, 2002, regarding the distribution of PMI products in European markets (the “Services Agreement”).

C.	The parties intend to terminate all agreements between them, including the Amended Distribution Agreement and Services Agreement, except as explicitly stated otherwise in this Termination Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Defined Terms; Termination of Amended Distribution Agreement and Services Agreement.

A.	Terms not defined in this Termination Agreement will have the meaning ascribed to them in the Amended Distribution Agreement.

B.	Except as otherwise stated in this Termination Agreement, MSD and PMI hereby agree to terminate the Amended Distribution Agreement and Services Agreement as well as all other existing oral and written agreements between MSD and PMI effective February 1, 2003. Upon execution of this Termination Agreement by both MSD and PMI, there will be no other agreements existing of any kind between MSD and PMI, other than as described in this Termination Agreement. Accordingly, it is the parties’ intent to hereby terminate all agreements and obligations between the parties other than those explicitly stated in this Termination Agreement.

2. Survival of Certain Provisions. The following sections of the Distribution Agreement will continue in full force and effect after the date of this Termination Agreement: 6.2, 6.3, 8.3, 8.5, 11.1 and 11.6. Sections 2.1 and 2.2 of the Services Agreement, and Section 2.1 of the Amendment, will also continue in full force and effect after the date of this Termination Agreement. In addition MSD’s authorized Representative Agreement/status will remain in effect for 180 days after the date of this Termination Agreement unless earlier written notification of cancellation is sent by PMI. No other provisions of the Amended Distribution Agreement or Services Agreement will survive after the date of this Termination Agreement.

3. Repurchase of Inventory. Attached as Schedule 3 hereto is a listing of PMI Products purchased by MSD, and that PMI will repurchase from MSD, together with the prices that PMI will pay to MSD upon the repurchase of those products from MSD. MSD and its subsidiaries will continue to distribute and sell the Current Inventory through January 31, 2003, but will be under no obligation to purchase additional PMI Products from PMI. All outstanding purchase orders issued by MSD to PMI, including MSD PO numbers 137114 and 142081, are hereby cancelled, with no further obligation on the part of MSD or PMI. On February 1, 2003, PMI will purchase from MSD those quantities of the PMI Products listed on Schedule 3 that are still in MSD’s inventory, at the prices listed on Schedule 3, F.O.B. Memphis, Tennessee. MSD will ship the products to PMI, shipping prepaid, for delivery on or before February 28, 2003, and PMI will promptly reimburse MSD for the actual costs of shipping the products to PMI. Amounts due from PMI under this section 3 shall be due not later than February 28, 2003. At the same time as the goods listed on Schedule 3 are shipped MSD will also ship to PMI all other PMI produced or PMI labeled inventory in the possession of MSD.

4. Business Transition

A.	The first day for PMI to commence direct sales to MSD’s former PMI customers will be February 3, 2003.

B.	Upon the signing of this Agreement MSD will furnish to PMI a complete list of all foreign and domestic customers who have purchased PMI products. The list shall include at a minimum: name, address and phone number.

C.	Upon Signing this agreement MSD will provide to each of its sales representatives and to PMI a “Dear Customer” in the form attached as Exhibit A hereto letter that clearly describes the transition and provides the necessary information for customers to contact PMI to place future orders. PMI will be authorized to distribute this letter to customers.

D.	On the date specified in section 4.A MSD will instruct its customer service department to forward all telephone, fax and email inquiries and orders directly to the PMI customer service department.

E.	Before the date specified in Section 4.A MSD will provide to PMI a list of all commitments (workshops, trade shows, training courses) made on behalf of the PMI product line.

5. Miscellaneous.

A.	Publicity. Except as otherwise required by law, press releases or public disclosure concerning this Termination Agreement will be made only with the prior written consent of MSD.

B.	Notices. All notices required or permitted to be given under this Termination Agreement will be in writing and may be delivered by hand, by facsimile, by nationally recognized private carrier, or by United States mail. Notices delivered by mail will be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier will be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile will only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile. All notices will be addressed as follows:

If to PMI:

Parallax Medical Inc.

940 Disc Drive

Scotts Valley, CA 95066

Attn: Howard Preissman

Fax: (831) 439-1725

If to MSD:

Medtronic Sofamor Danek, Inc.

1800 Pyramid Place

Memphis, Tennessee 38132

Attn: Legal Department

Fax: (901) 344-1576

or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section 5.B.

C.	Entire Agreement. This Termination Agreement, along with the selected provisions of the Amended Distribution Agreement and Services Agreement cited in this Termination Agreement to remain in full force and effect, constitute the entire agreement between the parties. Each recital, background paragraph, exhibit, schedule and attachment referred to in this Termination Agreement hereby are incorporated into this Termination Agreement by this reference. Any amendments, or alternative or supplementary provisions to this Termination Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

D.	Survival; Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Termination Agreement, to exercise any right or privilege in this Termination Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Termination Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving party.

E.	Applicable Law; Venue. This Termination Agreement will be construed and interpreted in accordance with and governed by the laws of the State of Tennessee, exclusive of its provisions relating to conflicts of laws. Any legal proceeding related to this Termination Agreement will be commenced only in a state or federal court located in Shelby County, Tennessee, and the parties hereby expressly consent to the exercise of personal jurisdiction by such court over them for any dispute(s) arising under or related to this Termination Agreement.

F.	Binding Effect; Benefit. This Termination Agreement will inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Termination Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Termination Agreement.

G.	Assignability. This Termination Agreement will not be assignable by either party without the prior written consent of the other party, except that MSD may assign its rights and delegate its duties under this Termination Agreement to any of its subsidiaries or affiliates. No such assignment will relieve MSD of any of its liabilities under this Termination Agreement.

H.	Amendments. This Termination Agreement will not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

I.	Headings. The headings contained in this Termination Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Termination Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PMI: Parallax Medical Inc., a California corporation

By:	/s/ HOWARD PREISSMAN

Howard Preissman, President

MSD: Medtronic Sofamor Danek, Inc., an Indiana corporation

By:	/s/ MICHAEL F. DEMANE

Michael F. DeMane, President

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